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                                                                     EXHIBIT 8.2

  [Letterhead of Wilson, Sonsini, Goodrich & Rosati Professional Corporation]


                                                                     May 9, 1995

Wavefront Technologies, Inc.
530 East Montecito Street
Santa Barbara, California 93103

Ladies and Gentlemen:

  We have acted as counsel for Wavefront Technologies, Inc., a California corporation ("Wavefront"), in connection with the preparation, execution, delivery and amendment of the Agreement and Plan of Merger and Reorganization, dated as of February 6, 1995 (the "Merger Agreement"), among Wavefront, Silicon Graphics, Inc., a Delaware corporation ("SGI") and S Acquisition Corporation, a California corporation and wholly owned subsidiary of SGI ("Merger Sub"), and documents related or incidental thereto and transactions to be effected thereunder. Pursuant to the Merger, Wavefront Common Stock will be exchanged for SGI Common Stock (the "Exchange").

  At your request, we are hereby rendering our opinion concerning certain United States federal income tax consequences of the Merger and of the Exchange. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

  In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement, the Merger Agreement and related documents pertaining to the Merger and the Exchange. We have also relied upon certificates of officers of SGI and Wavefront respectively (the "Officers' Certificates"). We have assumed that the Officers' Certificates have been duly executed and delivered by the appropriate officers of SGI and Wavefront, respectively, and are true and correct. In addition, we have assumed that the Officers' Certificates will be updated by certificates of officers of SGI and Wavefront, respectively, as of the Effective Time (the "Updating Certificates") and that the Updating Certificates, to be delivered at the Effective Time, will be duly executed and delivered by the appropriate officers of SGI and Wavefront, respectively, and will be true and correct.

  In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

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    3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; and

    4. The Merger will be reported by Wavefront and SGI on their respective federal income tax returns in a manner consistent with the opinion set forth below.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger and the Exchange are consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the date hereof, on the Effective Date of the Registration Statement and at the Effective Time, then:

    (a) The Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code.

    (b) The discussion entitled "Certain Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

  In addition to the assumptions set forth above, you should be aware that this opinion is subject to the limitations and qualifications set forth herein.

  This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes or interpretations, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusion stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. In addition, in the event any one of the statements, representations, warranties or assumptions upon which we have relied in issuing this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

  This opinion addresses only the specific tax consequence of the Merger under the Code as expressly set forth above and does not address any other tax consequences of the Merger. Further, no opinion is expressed as to any transaction other than the Merger (including any transaction undertaken in connection with the Merger).

  This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than the shareholders of Wavefront, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the use of the name of our firm under the heading "Certain Federal Income Tax Consequences" in the Prospectus and to the filing of this opinion as Exhibit 8.2 to the Registration Statement.

                                          Very truly yours,

                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation

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